Exhibit 10.6

Individual Employment Agreement

Made and executed on the 28th day of June, 2022

Between:	ViewBix Ltd. Company Reg. No. 513801464 Of 14 Arye Shenkar St., Herzliya (Hereinafter: the “Company”) The first party;
And between:	Shachar Marom ID. No. 036239325 Of 3 Geulim St., Ramat Gan (Hereinafter: the “Employee”) The second party;

Whereas:	The Employee offered himself as a candidate for a position in the Company and declared that he possesses the skills, know-how and experience that are required for the purpose of filling the Position, as hereinafter defined; and the Company desires to employ the Employee in the position based on his declarations as said;
And whereas:	The parties desire to lay down and define the terms of employment of the Employee in the Company in accordance with the provisions set forth in this Individual Agreement;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	General

1.1.	The preamble to this Agreement and Appendixes thereof constitute an integral part hereof.

1.2.	The headings of the sections will serve for the purpose of orientation and convenience only and will not serve for the purpose of interpreting the Agreement.

1.3.	In this Agreement words which are in the masculine gender shall be deemed to include the feminine gender, and vice versa.

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2.	The employment

2.1.	The Company agrees to employ the Employee and the Employee agrees and accepts to work in the Company in the position of CFO of the ViewBix Group that includes the Company and the companies GIX Media Ltd. and Cortex Media Group Ltd., and ViewBix Inc., which is a company whose shares are listed in the stock exchange in the OTCQB Venture Market in the United States, and any other company that will be added to the Group during the term of this Agreement (hereinafter respectively: the “Group” and the “Position”). In addition, the Employee is aware that the Group is part of the GIX INTERNET Group that is traded in the Israeli Stock Exchange (hereinafter: the “GIX INTERNET Group”). The job description and duties and responsibilities of the Employee are defined in Appendix A of this Agreement.

2.2.	Within the framework of the Position, the scope of the Position, the job scope will be one hundred percent (100%), and a minimum of 42 hours of work per week and 182 hours of work per month. In addition, the Employee shall work in overtime, exceeding the said scope of work, according to the requirements of the Company and as required, given the fact that the Employee fills a senior position.

2.3.	The term of employment of the Employee under this Agreement shall commence on July 1, 2022 for an unlimited period of time. The term of employment shall expire on the date the Employee or the Company shall terminate this Agreement in accordance with its provisions or on the grounds of its breach by the other party, or for no cause (termination for convenience.

2.4.	The principal place of work of the Employee shall be in the offices of the Company in Ramat Gan.

2.5.	The weekly rest day of the Employee will be Saturday.

2.6.	The Employee shall report to Amihay Hadad, the CEO of the Group, who will be his direct superior (hereinafter: the “Superior”).

2.7.	This Agreement is an individual and exclusive agreement that lays down and defines the relationship between the Company and the Employee and lays down specifically the terms of employment of the Employee.

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2.8.	The parties agree that the general and/or exclusive collective agreements including Appendixes thereof and all procedures related thereto and other agreements and/or arrangements that are made from time to time between the organizations of employers and the New Histadrut-General Federation of Labor in Israel shall not apply to the Employee unless they are in conformance to the provisions set forth in this Agreement and subject to its provisions.

2.9.	The Employee shall be deemed as one of the senior employees in the Company in terms of his status, responsibilities, position and terms of employment, and the Employee’s Position requires a special degree of personal trust, as stated in section 30(a)(5) of the Hours of Work and Rest Law 5711-1951 (hereinafter: the “Hours of Work and Rest Law”).

In addition, in light of the nature of the Employee’s Position and the tasks required from the Employee within the framework of his Position, the Company cannot supervise the hours of work and rest of the Employee as stated in section 30(a)(6) of the Hours of Work and Rest Law; therefore, the provisions of the Hours of Work and Rest Law shall not apply to the employment of the Employee and the Employee shall not be entitled, under any circumstances, to receive compensation for work in overtime/additional hours and/or on Fridays and/or Saturdays and/or holidays. Accordingly, the limitation set out in the Hours of Work and Rest Law shall not apply to the Employee.

It is hereby clarified that if the Employee, or anyone acting on his behalf, argue and/or a judicial tribunal orders that if, notwithstanding the aforesaid, and despite the agreement of the parties, the provisions of the Hours of Work and Rest Law apply to the employment of the Employee by the Company, and that the Employee is entitled to payment of compensation for work in overtime and/or on a weekly rest day, the parties agree that the Monthly Salary (as hereinafter defined) includes compensation for work in overtime at a rate of 20% of the Monthly Salary, and the Employee shall not be entitled to any additional payment for overtime and/or by virtue of the Hours of Work and Rest Law.

3.	Employee obligations

A.	The Employee undertakes towards the Company as follows:

3.1.	To work loyally, diligently, devotedly, and skillfully for the Company and perform any action as may be required for the benefit of the Company and for the purpose of promoting its affairs and protecting and promoting its interests.

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3.2.	To apply his entire skills, knowledge, and experience for the purpose of filling the tasks, duties and the works assigned to the Employee during the term of his employment in a proper and professional manner.

3.3.	To observe the provisions of the law and observe the instructions and the policy of the Company as laid down by the Company from time to time.

3.4.	To deliver to his superiors regular reports regarding his work.

3.5.	The Employee shall not engage in any other work or occupation. Any other work or occupation, even for no pay, shall require the prior and written approval of the Superior and such approval (if granted) shall be granted in accordance with the terms set forth therein.

3.6.	The Employee shall report immediately regarding any matter in which the Employee has personal interest, and the Employee undertakes not to be in any conflict of interests with the Company, and in the event the Employee finds himself in a conflict of interests, or the Employee has a reasonable concern about a conflict of interests with the Company as said – the Employee shall report promptly to the CEO of the Company about the said and shall wait for his instructions for the purpose of this matter.

3.7.	The Employee undertakes not to receive, whether directly or indirectly, in any manner or form, any benefit in connection with his Position and/or his work in the Company.

3.8.	The Employee undertakes to observe the provisions of the Prevention of Sexual Harassment Law and the code of practice on the prevention of sexual harassment in the Company as amended from time to time.

B.	The Employee agrees and confirms towards the Company as follows:

3.9.	The consideration as stated in section 4 of this Agreement is the full, final consideration and includes the entire consideration for his employment by the Company and for the performance of his entire undertakings towards the Company, including with respect to anything that is incidental to his work in the Company, and the Employee shall not be entitled to any additional payment or any additional right in respect of his employment.

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3.10.	There is no preclusion or prohibition, under any law or agreement, preventing his engagement in this Agreement, and the full and timely performance of his entire obligations in accordance with this Agreement and his engagement in this Agreement shall not constitute any express or implied breach of any agreement made between the Employee and a third party.

3.11.	The provisions set forth in this section 3 shall be without prejudice to his obligations in accordance with the provisions set forth in any law.

4.	The consideration

4.1.	The Employee shall receive monthly salary in the amount of ILS 35,000 gross (hereinafter: the “Monthly Salary”).

4.2.	After 12 months of employment, the Company shall consider an update of the Monthly Salary to an amount of ILS 40,000 gross, subject to the recommendation of the Superior and the financial position of the Company at the time.

4.3.	The Employee’s Monthly Salary shall be updated based on the rate of the cost-of-living allowances paid in the market from time to time in accordance with the provisions set forth in the extension orders that will apply to the parties regarding the cost-of-living allowances.

4.4.	It is hereby clarified hereunder that in addition to the Monthly Salary, the Employee shall not be entitled to receive from the Company any additional payment of any kind, unless otherwise stated expressly in this Agreement.

4.5.	The Monthly Salary shall be paid in the beginning of each Gregorian month (and no later than 10 days as of the beginning of the month) for the employment of the Employee in the previous month.

4.6.	The Company shall withhold at source from the Monthly Salary of the Employee and from the other payments and benefits the Employee is entitled to in accordance with this Agreement all taxes and other mandatory payments that the Company shall be obligated to withhold at source in accordance with the provisions of the law including income tax, National Insurance Institute payments, and health tax.

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4.7.	The Monthly Salary shall serve as the basis for the calculation of all deposits and benefits.

4.8.	The Company shall make a pension insurance arrangement for the Employee in a pension fund and/or in senior employees’ insurance, in the manner decided by the Employee (hereinafter: the “Pension Insurance”) as stated hereunder:

4.8.1.	The deposit of the Company for benefits – 6.5% of the Monthly Salary;

4.8.2.	The deposit of the Company for severance pay – 8.33% of the Monthly Salary;

4.8.3.	Deduction of the Employee’s part for benefits – 6% of the Monthly Salary;

4.8.4.	It is hereby agreed that on the expiration date of the engagement of the Employee in accordance with the Employment Agreement, the Company shall release to the Employee all amounts that accrued in the insurance policies both on behalf of the Company and on behalf of the Employee. However, in the event the Employee is not entitled to severance pay in accordance with the provisions of sections 16 or 17 of the Severance Pay Law 5723-1963, or in the event the Employee withdrew funds not as a result of the occurrence of a qualifying event (as meant by this term in section 2(b) of the Approval), the amounts that accrued in favor of the Employee in the pension plan shall be transferred to the Employee in respect of the deposits of the Employee and the Company for benefits only, while the deposits of the Company for severance pay (principal + returns) shall be returned to the Company.

4.8.5.	It is hereby clarified and agreed that the entire amounts that accrued in the Pension Insurance policy, as a result of the deposits made by the Company, shall constitute the full amount of the severance pay that the Employee is entitled to in accordance with the provisions set forth in any law. The Employee hereby agrees to the arrangement set out in the General Approval regarding Employer Deposits to Pension Fund and Insurance Fund in lieu of Severance Pay dated June 9, 1998, pursuant to section 14 of the Severance Pay Law 5723-1963. The provisions of this section shall be in accordance with the provisions set forth in section 14 of the Severance Pay Law 5723-1963, and in accordance with the General Approval regarding Employer Deposits to Pension Fund and Insurance Fund in lieu of Severance Pay of the Minister of Labor that was issued on June 30, 1998 and that was published in accordance with the provisions of section 14 as stated above, a copy of which is attached as Appendix B of this Agreement.

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4.9.	Study fund: each month, the Company shall deposit for the Employee in a study fund selected by the Employee, an amount equal to 7.5% of the Monthly Salary, subject to the instructions that will be set out from time to time by the Tax Authority, when in any event the maximum salary for the purpose of making a deposit to the study fund shall not exceed the limit set out in accordance with the instructions of the Tax Authority for which the deposit is exempt from tax, and whose amount, as of the signing date of this Agreement, is ILS 15,712 (hereinafter: the “Limit”). The Employee hereby agrees that the Company shall deduct each month 2.5% of the Monthly Salary (up to the Limit) that the Company will transfer as a deposit of the Employee to the said study fund.

4.10.	Car maintenance: the Employee shall be entitled to car maintenance expenses in the amount of ILS 3,000 gross per month. It is clarified that the Employee shall not be entitled to additional payments for the commute with his car to the workplace or to work meetings. For the avoidance of doubt, the car reimbursement amount as said shall not be used as basis for the purpose of calculating terms and social-benefit payments, including not for the purpose of pension and severance pay, and the Employee hereby undertakes not to argue otherwise.

4.11.	Meals: the Employee shall be entitled to participation in lunches by the 10bis card or in any other manner, and all according to the policy of the Company.

4.12.	Telephone expenses: the Employee shall be entitled to participation in mobile phone expenses for the amount of ILS 50 gross per month.

4.13.	Reimbursement of expenses: the Employee shall be entitled to reasonable reimbursement of expenses that the Employee will pay within the framework of and for the purpose of filling his Position, against presentation of proper invoices/receipts and subject to the procedures of the Company.

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4.14.	Fees for the Israel CPA Council: the Company shall pay to the Israel CPA Council for the Employee the annual fees for the renewal of the accountant license. The Employee undertakes to provide to the Company the voucher for payment a reasonable time prior to the last date for payment that will be set by the Israel CPA Council.

4.15.	Annual leave: the Employee shall be entitled to 20 leave days a year in accordance with the law; the leave dates shall be decided with the Company; leave days may be accumulated up to a cumulative amount of leave days for two accumulated years, in such manner that the accumulated leave days will not exceed 40 leave days (hereinafter: the “Maximum Accumulation Quota”). The entire unused leave days exceeding the Maximum Accumulation Quota shall be deleted without prior notice and without paying to the Employee compensation in respect whereof at the end of each year of employment; it is agreed that if the Employee received in advance leave on account of the current year, and the Employee resigned from the Company prior to the end of the year, the Company shall be entitled to deduct the part of the leave days that the Employee will receive for the leave days the Employee was not yet entitled to at the time the Employee resigned from the Company, and from the last salary of the Employee.

4.16.	Sick pay: the Employee shall be entitled to sick pay in accordance with the provisions of the law. Beyond the letter of the law, the full amount of sick pay shall be paid as of the first day the Employee became ill. The Employee shall not be entitled to redemption of sick days under any circumstances.

4.17.	Recuperation pay: after completing 12 months of employment, the Employee shall be entitled to recuperation pay once a year, in accordance with the provisions of the law.

4.18.	Bonuses: subject to the approval of the Compensation Committee and the Board of Directors of the Company, the Employee shall be entitled to receive the following bonuses:

4.18.1.	Annual bonus contingent on meeting targets – the Employee shall be entitled to a bonus for the amount of a gross monthly salary if the EBITDA of the Group exceeds USD 7 million, and a bonus in the amount of one additional Monthly Salary if the EBITDA of the Group exceeds USD 8 million. It is clarified that the EBITDA shall be determined based on the audited financial statements of the Group (consolidated statements, including subsidiaries and controlled companies) with neutralization of mergers and acquisitions. In any event, the maximum bonus amount in accordance with the provisions of this sub-section shall be equal to the amount of two Monthly Salaries of the Employee, based on the amount of the Monthly Salary at the time of making the decision regarding the payment of the bonus. If the Employee is eligible to a bonus as said, the said bonus shall be paid to the Employee in the first salary that will be paid after the date of approval of the competent organs of the Group and/or GIX INTERNET Group as required for the payment of bonuses to the Employee. It is clarified that solely with respect to 2022, the said targets shall be calculated based on the relative part during the period the Employee was actually employed in the Company in 2022, and if the said relative targets were accomplished, the Employee shall be entitled to a partial and relative bonus accordingly. If the Employee terminates his employment at any calendric year, the Employee shall not be entitled to a relative bonus in respect of that part of the last calendric year during which his employment in the Company was terminated. The Group shall be entitled to update the said targets once a year, at its sole discretion.

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4.18.2.	Annual bonus at the discretion of the Superior and the Board of Directors of the Company – the Superior and the Board of Directors of the Company shall be entitled to pay an annual bonus to the Employee, at their discretion, inter alia, based on the Employee’s performance, work, the activities of the Group and its development etc. and subject to the compensation policy of the Group and/or the GIX INTERNET Group as updated from time to time. If the Company decides to pay a bonus to the Employee as said, the bonus amount shall equal the amount of 1-2 Monthly Salaries of the Employee based on the amount of the Monthly Salary at the time of making the decision to pay the bonus. To the extent that the Company decides to pay the bonus as said, the said bonus shall be paid to the Employee in the first salary paid after the date the competent organs of the Group and/or of the GIX INTERNET Group approve the payment of the bonuses to the Employee.

4.18.3.	Options: subject to the approval of the Compensation Committee and the Board of Directors of the Company and/or the GIX INTERNET Group, the Employee shall be entitled to receive options exercisable into ordinary shares of ViewBix Inc. according to a resolution adopted by the Group, as part of the options plan of ViewBix Inc. as prepared and approved in the competent organs of ViewBix and subject to the provisions set forth in any law that applies to the grant of options to the employees and the terms set forth in a detailed options agreements that will be signed by the Employee and ViewBix Inc. The number of options that will be issued to the Employee and the exercise price of the options shall correspond to the position and status of the Employee in the Company and shall be decided at the discretion of the Board of Directors of the Group.

5.	Confidentiality, non-competition, non-solicitation and intellectual property

5.1.	Confidentiality

5.1.1.	The Employee declares and undertakes that while he is an employee of the Company, and even after the termination of his employment in the Company for any reason, and for an unlimited amount of time, the Employee shall keep in strict confidence everything related to the Company, its business and affairs, including the terms of his employment in accordance with this Agreement, and shall not harm the reputation of the Company, and the Employee agrees to the said in this section and the provisions set forth in this section shall continue to apply even after the termination of the Employee’s employment in the Company.

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5.1.2.	Without prejudice to the generality of the foregoing, the Employee undertakes to keep in strict confidence and not disclose and/or deliver in any manner, whether directly or indirectly to any person and/or entity, any information, registration, drawing, plan, theoretical, scientific or practical specification, formula, process etc. know-how and/or information related to research and/or development and/or production and/or manufacturing and/or raw materials and/or surveys and/or tests and/or trials that were performed in connection with the Company, research, development, professional secrets, trade secrets, employees, work methods, production processes, marketing, sales, pricing, distribution, advertising, names and numbers of customers, licensing, information regarding transactions, training methods of employees of the Company and negotiations in which the Company is involved, or any other information that will reach the Employee in connection with the Company or its products the is not in the public domain (hereinafter: the “Confidential Information”).

5.1.3.	The Employee undertakes not to deliver and/or transfer, whether directly or indirectly, to any person and/or entity, any material and/or raw material and/or product and/or part of a product and/or a model and/or document and/or diskette and/or in any other data for the purpose of storing media and/or any photocopied and/or printed and/or duplicated device containing the Confidential Information, in whole or in part.

5.1.4.	The Employee undertakes not to make any use, including reproduction, production, sale, transfer, imitation and distribution of the Confidential Information, in whole or in part, however only after obtaining the prior and written approval of the Company.

5.1.5.	The Employee hereby confirms that he is aware that the breach of his undertaking of confidentiality might cause serious losses to the Company, and the Employee agrees that the Company shall be entitled to obtain an injunction (interim and permanent) for the purpose of preventing the disclosure of its secrets. This undertaking of the Employee shall be in effect during the entire Term of Agreement and in the period thereafter.

5.1.6.	The Employee undertakes to keep in strict confidence the terms of his employment and will not provide any information in connection with this Agreement to any other person and/or entity, unless the Employee receives a demand to act in such manner from any competent authority or in accordance with the provisions set forth in any law.

5.1.7.	Any work and/or performance of services in the sphere of activity of the Employee, including consulting in an entity that is in competition with the Company, shall be deemed as disclosure of the Confidential Information contrary to the provisions set forth in this Agreement.

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5.2.	Non-competition and non-solicitation

5.2.1.	The Employee undertakes that during the term of his employment in the Company, and for a period of 12 months as of the date of termination of his employment for any reason (hereinafter: the “Limitation Period”) the Employee shall not engage, whether as a salaried employee, whether as self-employed, whether as a consultant and whether in any other manner, whether directly or indirectly, and will not participate, accept a position, invitation or a job offer that can constitute competition or harm to the Company in the field of online advertising optimization by algorithms and automatic software products and/or any other product that is in competition with the products of the Company or any other corporation in the Group (hereinafter: the “Competing Occupation”).

5.2.2.	Without prejudice to the generality of the foregoing, the Employee undertakes that during the Limitation Period the Employee shall not maintain any business connection of any kind, including not by way of offering a connection or representation, whether directly or indirectly, to any of the customers and/or the business partners and/or the suppliers and/or agents of the Company, including not to customers and/or partners as said and/or suppliers and/or agents with whom the Company conducted negotiations for the purpose of creating an engagement on the termination date of his employment in the Company or earlier. In addition, during the Limitation Period the Employee undertakes not to approach and/or solicit and/or cause that any of the employees of the Company will resign from the Company.

5.2.3.	The aforesaid provisions shall apply to the Employee whether the Competing Occupation is performed by the Employee severally or jointly with another, and to any engagement by the Employee in a Competing Occupation, also as a controlling shareholder or as an interested party.

5.2.4.	The Company acknowledges the right of the Employee to engage in his profession after the termination of his employment in the Company, provided that the legitimate interests of the Company shall not be impaired thereby and the Employee acknowledges the right of the Company to protect its legitimate interests. The Employee agrees that his undertaking as said is intended to protect the legitimate interests of the Company and it stems, inter alia, from the exposure of the Employee to the Confidential Information.

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5.3.	Ownership of intellectual property

5.3.1.	The Company shall have sole and exclusive ownership in all intellectual property rights of any kind, including any copyright, invention, patent, trade secret, innovation, idea (hereinafter: “Intellectual Property Rights”) stemming from or created by the Employee or anyone subordinated to the Employee during the term of his employment in the Company or in consequence of his employment in the Company, and the Employee hereby assigns any interest he may have in the intellectual property in favor of the Company, for no additional consideration. The Company shall be entitled to protect any intellectual property right by way of registration and/or in any other manner, in Israel or in any other place.

5.3.2.	The Employee undertakes that whenever he receives a demand to that effect, including after the termination of his employment in the Company for any reason, to sign any document that, at the discretion of the Company, is required for the purpose of filing a patent application or copyright in accordance with the laws of the State of Israel and/or any other foreign country, for the purpose of protecting the interests of the Company in its intellectual property rights, and will assist the Company in anything related for the purpose of protecting its rights as said.

5.3.3.	For the avoidance of doubt, it is hereby clarified that the provisions of this section 5.3 shall apply also to a “service invention” as meant by this term in the Patent Law 5727-1967 (hereinafter: the “Patent Law”). However, the Employee shall not own the service invention under any circumstances, and the provisions of section 132(b) of the Patent Law shall not apply, unless the Company decided otherwise and in writing. The Employee shall not be entitled to royalties or any other payment in connection with any invention or service invention, including in the event of commercialization of inventions, service inventions or any other intellectual property by the Company.

5.3.4.	It is hereby clarified that the Employee waives any claim, suit and demand the Employee may have or that the Employee might have in the future in connection with the consideration, damages, payments, royalties or any other payment that the Employee is entitled to or might be entitled to as a result of the assignment of the intellectual property rights to the Company including, inter alia, any suit or demand for payment or royalties in accordance with the provisions of section 134 of the Patent Law. The Employee declares that the payment that the Company pays to the Employee constitutes the entire payment that the Employee is entitled to and includes any payment or damages in connection with intellectual property rights, inventions or service inventions that the Employee developed, performed, contributed to, worked on, whether during the entire period of the invention or the service invention and whether during a part thereof, whether solely or jointly with others.

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5.4.	Data security

5.4.1.	As part of the Position that Employee fills in the Company, and for the purpose of performing his duties, undertakings and tasks in accordance with the Position, the Employee might have access to the information and database of the Company that might include Confidential Information (including data that is considered as personal data) of and/or with relation to the customers of the Company, the users of its products and/or services, its business partners, including the name, contact information, online identifying information (such as IP etc.) and any data related to a natural person (hereinafter: the “Company Data”).

5.4.2.	It is clarified to the Employee that the Company acknowledges the importance in protecting the privacy of the data of the Company, its safeguarding, integrity, security, and manner of use thereof. Therefore, the Company practices and obliges its employees to observe a strict privacy policy with respect to the use and/or the access and/or any action of its employees with respect to the Company Data that will be as stated hereunder, and as part of instructions that the Company will deliver to its employees from time to time, in different media (hereinafter: the “Company Policy”).

5.4.3.	The Employee declares and undertakes as follows: (a) the Employee shall fill and perform his Position in accordance with, in compliance with and subject to the policy of the Company, and shall not deviate from the instructions set forth in the Company Policy; (b) the Employee will not access or attempt to access the Company Data in violation of permissions that were granted and approved by the Company and any access to the Company Data and/or the use of the Company Data that will be performed solely for the purpose of filling his Position and solely in a manner and to the extent that required for the purpose of filling his Position; (c) the access permissions granted to the Employee with relation to the Company Data (i.e., username and password) (hereinafter: the “Access Permissions”) shall be kept in strict confidence by the Employee and the Employee shall not assign and/or transfer and/or disclose to a third party (including to another employee of the Company) the information regarding the Access Permissions and shall not grant access or permit viewing of the Company Data to any third party as said; (d) the Employee shall not copy, reproduce, alter, delete, disclose or distribute the Company Data, or integrated the Company Data with third-party data save as provided in the express instructions and permissions provided by the Company and solely for the purpose of filling his Position in the Company; (e) the Employee shall not log into the Company Data from any device or any other medium that was not approved expressly by the Company; (f) files containing the Company Data shall be delivered in accordance with the instructions of the Company with respect to any means of communication and solely for the purpose of filling the Position of the Employee in the Company; (g) the Employee shall not copy and/or keep the Company Data on any device and/or storage medium that was not provided by the Company and/or that is owned by the Company and/or that was approved expressly by the Company; (h) the Company Data is Confidential Information, and the Employee shall apply strict precautions for the purpose of protecting the confidentiality of such information as said.

5.4.4.	The Employee shall notify the Company promptly and without delay in any event in which the Employee is aware of and/or the Employee has reasonable grounds to assume and/or the Employee has a concern that: (a) the Access Permissions of the Employee were exposed to a third party (including another employee of the Company) and/or were used; (b) login and/or attempted login in connection with the Company Data were made by an entity that is not authorized and/or in violation of such authorization; (c) the Employee and/or a third party and/or another entity used the Company Data in a manner that might cause the alteration, deletion, exposure, demolition etc. of the Company Data as a result of negligence, in good faith or maliciously.

5.4.5.	On the termination date of the Employee’s employment by the Company and/or by the Employee and for any reason, the Employee shall return to the Company any document and/or information (whether saved in a hard copy or in any other magnetic media) that includes the Company Data that the Employee possesses, and will delete immediately any copy as said after its provision to the Company. Without prejudice to the foregoing, the Company shall be entitled at any time to demand from the Employee to return to its possession and/or to destroy any file and/or document and/or copy that includes the Company Data and that is held by the Employee.

5.4.6.	The Employee hereby confirms that in light of his position and the access permissions of the Employee to the Company Data, the provisions of section 5 above are reasonable and necessary for the purpose of protecting and safeguarding the Company Data and use thereof, and any action that the Employee shall perform in contravention of and/or contrary to the Company policy might cause serious loss to the Company and such actions may have serious consequences, including a disciplinary violation that will result in the immediate termination of the Employee’s employment.

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6.	Termination of the Agreement

6.1.	Each of the parties shall be entitled to terminate this Agreement by delivery of a two-months’ prior and written notice (hereinafter: the “Advance Notice”).

6.2.	In light of the fact that the parties agreed on an advance notice period that is longer than the statutory advance notice period, the parties agree that the Company shall be entitled to overlap the Advance Notice period that exceeds the period set out in the law (30 days) and the accumulated leave days of the Employee that were not used by the Employee on the commencement date of the Advance Notice period, at the sole discretion of the Company.

6.3.	If a notice regarding the termination of this Agreement was delivered, either by the Company or the Employee, the Company shall be entitled to waive the actual employment of the Employee during the Advance Notice period, in whole or in part, and pay to the Employee Advance Notice payments in respect of that part of the Advance Notice period in which the Employee waives his employment.

6.4.	The Employee hereby undertakes that in any event of termination of his employment in the Company, whether by way of dismissal or resignation, whether or not the Employee received Advance Notice, the Employee shall deliver and/or shall return to the Company immediately the entire property, documents, letters, registrations, reports and all other documents in his possession referring to the Company or to its business or in connection therewith and that reached his possession during the term of his employment in the Company in accordance with this Agreement.

6.5.	The Employee undertakes that in any event of termination of his employment in the Company for any reason, the Employee shall deliver his Position to whoever is designated by the Company for the purpose of this matter, in an organized manner and according to procedures that will be laid down and/or provided to the Employee, in a proper and comprehensive manner and in such manner that the Employee’s substitute can continue filling the Position in an organized manner and without causing any damage to the Company.

6.6.	Shortly after termination of employer-employee relationship, the Company shall perform a final settlement of accounts with the Employee. The Employee hereby confirms that any debt the Employee owes to the Company stemming from his employment in the Company and solely from this Agreement is a liquidated debt that can be offset against amounts due to the Employee from the Company, and the Employee approves for the Company in advance and expressly to perform such setoff as said.

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6.7.	It is hereby declared and agreed expressly that the Company may terminate this Agreement and the employment of the Employee in the Company without any Advance Notice or any Advance Notice payments in respect whereof upon the occurrence of the following events:

1.	In consequence of an act or omission or conduct of the Employee that could harm the Company and its business, whether directly or indirectly, or in which the Employee embezzled the trust of the Company or any other similar matter.

2.	The Employee breached the duty of trust and loyalty towards the Company stemming from his senior position in the Company.

3.	The Employee was absent from work for a period of time exceeding 7 days without advance notice and/or sufficient cause.

4.	The Employee committed a fundamental breach of one of his undertakings in accordance with the Agreement and/or one of the provisions set forth in the Agreement, in whole or in part, including breach of the non-competition and protection of confidentiality provisions set forth hereunder.

5.	The Employee committed an offense involving moral turpitude, or was convicted of a criminal offense on the grounds of dishonesty, whether or not the offense was related to his employment in the Company.

6.	In any event in which circumstances arise in which an employer is entitled by law to dismiss an employee immediately and deny from the employee severance pay in whole or in part.

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7.	Protection of privacy

7.1.	It is agreed and clarified that during the employment of the Employee in the Company the Employee may receive to his possession a desktop computer and/or a laptop and/or an email account and/or any other property of the Company that the Employee will use for communication purposes in the course of his employment, and in particular the email account that will be provided to the Employee and that is defined as a professional email account that the Employee can use solely for the purpose of his employment (hereinafter: the “Media”).

7.2.	The Employee hereby declares that the Media are the property of the Company and are intended for his use for the purpose of filling his Position for the Company.

7.3.	Without prejudice to the foregoing, the Employee declares and understands that even if he makes personal use of the Media, the Company is entitled, at its sole discretion, to inspect and/or review and/or monitor the Media, including the scope of their use, content, and the content of their use.

7.4.	The Employee understands and agrees that if he wishes to protect his privacy and/or the privacy of his use in the Media, the Employee is required not to make any private use of the Media.

7.5.	By signing this Agreement, the Employee grants his irrevocable consent regarding the right of the Company to inspect the Media, use the Media and content of their use as stated above, even without giving any additional notice to the Employee.

7.6.	The Employee declares that he is aware that the Company receives printouts of the phone calls the employees of the Company make in the devices owned by the Company and the Employee agrees in advance that the Company will receive such call printouts as said.

7.7.	The Employee was informed that in light of the fact that the Company is a company controlled by a public company, the parent company of the buyer shall be required to publish the salary and terms of employment of the Employee as an officer in a controlled company in accordance with the relevant provisions of the law, both in Israel and in the United States. Therefore, the Employee hereby agrees to publish the terms of his salary and employment as stated above and declares that he shall have no claim or demand against the Company and/or the parent company of the Company in connection therewith.

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8.	Withholdings of tax at source and mandatory payments in accordance with the law

8.1.	The tax amounts and the other mandatory payments shall be deducted from the determining salary and the benefits that will be paid to the Employee (including from cash equivalents of benefits) as required by law. Such amounts or payments as said shall not be grossed up under any circumstances.

8.2.	The performance of withholdings or payments by the Company as said shall not give rise to grounds by the Company or the Employee to demand a change in the amounts that are due and that will due to the Employee in accordance with this Agreement, even if as a result of such withholding or payment of such amounts as said the Employee will receive an amount that is higher or lower than the amounts that the Employee received earlier from the Company by virtue of this Agreement.

9.	Notices

9.1.	The addresses of the parties for the delivery of notices in accordance with this Agreement are as stated in the preamble hereto. Any notice that a party wishes to deliver to the other party shall be in writing and delivered in person, or delivered in registered mail.

9.2.	If a notice was delivered in person, the notice shall be deemed to have reached its recipient on its delivery date. If the notice was delivered in registered mail, the notice shall be deemed to have reached its recipient 72 hours after its delivery from the post office.

9.3.	Each of the parties shall be entitled to notify the other party regarding a change of its address for delivery of notices in accordance with this Agreement by delivery of notice specifying the change. If no date regarding such change was provided as said, the date of the change shall be 72 hours after the date in which the notice is deemed to have been received.

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10.	Miscellaneous

10.1.	The laws of the State of Israel shall exclusively govern this Agreement and any dispute arising therefrom, and the courts of Tel Aviv - Yafo shall have exclusive jurisdiction with respect to such provisions and disputes as said.

10.2.	This Agreement shall take precedence and shall replace any prior engagement, agreement, representation, and undertaking, whether verbal or written that preceded the signing hereof.

10.3.	It is hereby agreed that the terms of this Agreement (including Appendixes thereof) reflect everything agreed and stipulated between the parties hereto and the parties shall not be subject to any assurance, declaration, representation, agreement, and undertakings, whether verbal or written, that are not incorporated in this Agreement and that were made, if any, prior to the signing hereof. Any modification of this Agreement or any provision hereof shall be null and void unless executed in writing and signed by the parties.

10.4.	In any event a party does not exercise or delays in exercising any of its rights stemming from this Agreement or related thereto, this fact shall not be deemed as waiver of the said rights or as any admission or precedent on behalf of the said party, both with respect to the event in which the said party was entitled to exercise the said right and with respect to any other case, and the said party shall be entitled to exercise its rights stemming from this Agreement and/or related thereto and/or stemming from the law at any time and in any manner it will see fit.

And in witness hereof the parties are hereby undersigned:

/s/ Shahar Marom	/s/ Amihay Hadad
The Employee Shachar Marom	ViewBix Ltd. Amihay Hadad CEO

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Appendix A

Job description and responsibilities

Within the framework of his Position, the Employee shall be responsible for the following*, inter alia:

●	Leading the accounting and payroll departments in the Company.
●	Responsibility over the financial reporting system in the Company
●	Coordination and publication of the annual and quarterly financial statements of the Group.
●	Maintaining the integrity of the financial system by initiating and performing continuous improvements.
●	Routine work with the banking systems and investors.
●	Finding new projects, mergers, and acquisitions.
●	Preparing monthly reports for the management of the Group and for the banking system.
●	Work with the Board of Directors of the Group, the auditor, tax advisors, trustee and internal auditor.
●	Acting as the compliance officer of the Group in accordance with the internal compliance plan adopted by the Group.
●	Working in cooperation with the controlling shareholders in the Company GIX INTERNET Ltd. and with MediGus Ltd.) and with the relevant employees in these companies.
●	Responsibility for the reporting procedures required to the relevant authorities as required in accordance with the provisions of the law with respect to public companies, including the Israeli Securities Authority (by the MAGNA system) and the relevant authorities in the United States.

* The said in this Appendix shall not exhaust the entire responsibilities and tasks assigned to the Employee. The Company shall be entitled to add and/or change the said responsibilities from time to time and at its sole discretion.

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Appendix B

Agreement pursuant to section 14 of the Severance Pay Law

Made and executed on the 28th day of June, 2022

Between:	ViewBix Ltd. Company Reg. No. 513801464 Of 14 Arye Shenkar St., Herzliya (Hereinafter: the “Company”) The first party;
And between:	Shachar Marom ID. No. 036239325 Of 3 Geulim St., Ramat Gan (Hereinafter: the “Employee”) The second party;

Whereas:	The Employee and the Company agreed that the payments of the Company to a pension fund and/or to senior employees’ insurance that includes an option for a pension with combination of payments to a pension plan and a plan other than a pension plan in an insurance fund as said (hereinafter: the “Insurance Fund”) shall come in lieu of severance pay pursuant to section 14 of the Severance Pay Law 5723-1963;
And whereas:	In accordance with an approval that was granted by the Minister of Labor, an employer and an employee who are interested to perform the aforesaid actions are obligated to sign an agreement in writing;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	The preamble to this Agreement constitute an integral part hereof.

2.	The Company and the Employee hereby adopt the General Approval regarding Employer Deposits to Pension Fund and Insurance Fund in lieu of Severance Pay pursuant to the Severance Pay Law 5723-1963 as published in Official Gazette no. 4659, p. 4394 on 6 of Thammuz, 5758 (30.6.98) and the later amendments, a copy of which is hereby attached to this Agreement, constituting an integral part thereof.

3.	The Company hereby waives any right the Company may have to reimbursement of payments from its payments to the pension fund in respect of the Employee, unless the right of the Employee to severance pay was denied in a judgment by virtue of the provisions of sections 16 or 17 of the Severance Pay Law 5723-1963 and if and to the extent that such a right was denied, or the Employee withdrew funds from the insurance fund not as a result of a qualifying event. “Qualifying event” for the purpose of this matter – death, disability, or retirement at the age of 60 or above.

4.	The payments on account of severance pay that the Company will pay shall come in lieu of severance pay, and therefore the Employee shall not be entitled to supplementary amounts subject to the compliance of the Company with conditions set forth in this Agreement.

And in witness hereof the parties are hereby undersigned:

/s/ Shahar Marom	/s/ Amihay Hadad
The Employee Shachar Marom	ViewBix Ltd. Amihay Hadad CEO

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General Approval [Combined Version] regarding employers’ payments to a pension fund and an insurance fund in lieu of severance pay

In accordance with the Severance Pay Law 5723-1963

By virtue of my authority pursuant to Section 14 to the Severance Pay Law 5763-1963 (hereinafter: the “Law”), I confirm that deposits made by an employer as of the date of publication of this Approval, for his employee for pension in a pension fund other than an insurance fund, within its meaning in the Income Tax Regulations (Rules for Approval and Management of Provident Funds) 5764-1964 (hereinafter: “Pension Fund”), or senior employees insurance that includes an option of pension or a combination of deposits for pension plan and non-pension plan in an insurance fund as said (hereinafter: “Insurance Fund”), including deposits made while combining deposits to a pension fund and an Insurance Fund whether or not the Insurance Fund includes a pension plan (hereinafter: Employer’s Deposits), shall come in lieu of severance pay due to the aforesaid employee for the Wages from which the aforesaid deposits were made and for their period of payment (hereinafter: the “Exempt Wages”) provided that the following hold true:

(1)	Employer’s deposits -

(a)	To a pension fund do not fall below 14.33% of the Exempt Wages or 12% of the Exempt Wages if the employer makes deposits for his employee, in addition to the above, also deposits to supplement for severance pay, for severance pay fund or insurance fund in the name of the employee at a rate of 2.33% of the Exempt Wages. If the employer failed to pay 2.33% in addition to 12% as said, his deposits shall come in lieu of 72% of the employee’s severance pay only;

(b)	To an Insurance Fund do not fall below any of the following:

(1)	13.33% of the Exempt Wages, if the employer makes deposits for his employee in addition to these deposits, for monthly income support in the event of loss of working capacity according to a plan approved by the Commissioner of the Capital Market, Insurance and Savings in the Ministry of Finance, at a rate required to secure at least 75% of the Exempt Wages or at a rate of 2.5% of the Exempt Wages, upon the lower of the two (hereinafter: “Deposits for Insurance of Loss of Working Capacity”);

(2)	11% of the Exempt Wages, if the employer also made Deposits for Insurance of Loss of Working Capacity, and in such event the employer’s deposits shall come in lieu of 72% of the employee’s severance pay only; if the Employer made, in addition to these deposits to make up severance pay for provident fund for severance pay or an insurance fund in the employee’s name, deposits at a rate of 2.33% of the Exempt Wages, the employer’s deposits shall come in lieu of 100% of the employee’s severance pay.

(2)	No later than three months as of the date the Employer’s Deposits are first made, a written agreement was drawn between the employer and the employee containing –

(a)	The employee’s consent for an arrangement under this Approval in a form specifying the employer’s deposits and the pension fund and the insurance fund, as the case may be; in the aforesaid agreement the form of this Approval will also be included;

(b)	The employer waives in advance any right that might be granted to him to receive payments out of his deposits, unless the employee’s right for severance pay was denied by judgment by virtue of the provisions set forth in Sections 16 and 17 of the Law and in the event it was denied or that the employee withdrew funds from the pension fund or the insurance fund for a purpose other than a qualifying event; for the purpose of this matter, “qualifying event” - death, disability or retirement at the age of sixty or above.

(3)	This Approval does not derogate from the Employee’s right for severance pay by law, collective agreement, extension order, or employment contract, for wages exceeding the Exempt Wages.

Signatures of the parties:

/s/ Shahar Marom	/s/ Amihay Hadad
The Employee Shachar Marom	ViewBix Ltd. Amihay Hadad CEO